Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-213265
(To Prospectus dated November 4, 2016,
Prospectus Supplement dated  November 4, 2016 and
Product Supplement STOCK-OL-1
dated January 24, 2017)

475,000 Units $10 principal amount per unit CUSIP No. 097096192	Pricing Date Settlement Date Maturity Date	February 8, 2017 February 15, 2017 February 26, 2018

BofA Finance LLC
Notes Linked to a Basket of Stocks
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Maturity of approximately one year and one week
■
A conditional payment of $1.651 per unit if the Basket is flat or increases above the Starting Value
■
The Basket is comprised of the common stocks of Amazon.com, Inc., Steel Dynamics, Inc., General Dynamics Corporation, JPMorgan Chase & Co. and Frontier Communications Corporation (each, a “Basket Stock”). Each Basket Stock was given an equal weight
■
1-to-1 downside exposure to decreases in the Basket, with 100% of your investment at risk
■
All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
■
No periodic interest payments
■
In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”.
■
Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, page PS-6 of product supplement STOCK-OL-1, page S-4 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.78 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.000	$4,750,000.00
Underwriting discount	$0.175	$83,125.00
Proceeds, before expenses, to BofA Finance	$9.825	$4,666,875.00
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Merrill Lynch & Co.
February 8, 2017

Notes Linked to a Basket of Stocks, due February 26, 2018
Summary
The Notes Linked to a Basket of Stocks, due February 26, 2018 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of BofA Finance’s other unsecured and unsubordinated debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. If the Ending Value of the Market Measure, which is a basket of five common stocks described below (the “Basket”), is at or above the Starting Value, the notes will provide a payment at maturity of the principal amount per unit plus an additional fixed payment of $1.651 per unit. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the principal amount of your notes, and may be as low as zero. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The Basket is comprised of the common stocks of Amazon.com, Inc., Steel Dynamics, Inc., General Dynamics Corporation, JPMorgan Chase & Co. and Frontier Communications Corporation (each, a “Basket Stock”). Each Basket Stock was given an equal weight.
The economic terms of the notes (including the Conditional Payment) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.
Terms of the Notes		Redemption Amount Determination

Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately one year and one week
Market Measure:	An equally weighted basket of stocks comprised of Amazon.com, Inc. (NASDAQ symbol: “AMZN”), Steel Dynamics, Inc. (NASDAQ symbol: “STLD”), General Dynamics Corporation (NYSE symbol: “GD”), JPMorgan Chase & Co. (NYSE symbol: “JPM”) and Frontier Communications Corporation (NASDAQ symbol: “FTR”) (each, a “Basket Stock”).
Starting Value:	100.00
Ending Value:	The value of the Basket on the calculation day.
Calculation Day:	February 16, 2018. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-19 of product supplement STOCK-OL-1.
Conditional Payment:	$1.651 per unit, representing a return of 16.51% of the principal amount.
Threshold Value:	100.00 (100% of the Starting Value).
Price Multiplier:	1 for each Basket Stock, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page PS-20 of product supplement STOCK-OL-1.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-16.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofA Finance.

TS-2

Notes Linked to a Basket of Stocks, due February 26, 2018
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement STOCK-OL-1 dated January 24, 2017: http://www.sec.gov/Archives/edgar/data/70858/000119312517016284/d523982d424b5.htm
■	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016: http://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK-OL-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Ending Value will be equal to or greater than the Starting Value.
■
You accept that the return on the notes will be limited to the return represented by the Conditional Payment.
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You accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Starting Value.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning shares of the Basket Stocks.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
■
You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■
You believe that the value of the Basket will decrease from the Starting Value to the Ending Value.
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You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the Basket Stocks. You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk as issuer of the notes or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

TS-3

Notes Linked to a Basket of Stocks, due February 26, 2018
Hypothetical Payout Profile and Examples of Payments at Maturity

This graph reflects the returns on the notes based on the Conditional Payment of $1.651 per unit.  The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.
This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity
The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 100, the Conditional Payment of $1.651 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
50.00	-50.00%	$5.000	-50.00%
60.00	-40.00%	$6.000	-40.00%
70.00	-30.00%	$7.000	-30.00%
80.00	-20.00%	$8.000	-20.00%
90.00	-10.00%	$9.000	-10.00%
95.00	-5.00%	$9.500	-5.00%
98.00	-2.00%	$9.800	-2.00%
100.00(1)	0.00%	$11.651(2)	16.51%
102.00	2.00%	$11.651	16.51%
105.00	5.00%	$11.651	16.51%
110.00	10.00%	$11.651	16.51%
120.00	20.00%	$11.651	16.51%
130.00	30.00%	$11.651	16.51%
140.00	40.00%	$11.651	16.51%
150.00	50.00%	$11.651	16.51%
(1)	The Starting Value and the Threshold Value were set to 100.00 on the pricing date.
(2)	The Redemption Amount per unit cannot exceed the sum of the principal amount and the Conditional Payment.
For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly.  In addition, all payments on the notes are subject to issuer and guarantor credit risk.
TS-4

Notes Linked to a Basket of Stocks, due February 26, 2018
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit
Example 2
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00
$10 + $1.651	= $11.651 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
$10 + $1.651	= $11.651 Redemption Amount per unit
In this example, even though the Ending Value is significantly higher than the Starting Value, your return on the notes will be limited to the return represented by the Conditional Payment.

TS-5

Notes Linked to a Basket of Stocks, due February 26, 2018
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK-OL-1, page S-4 of the Series A MTN prospectus supplement and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.
■	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■	Your investment return is limited to the return represented by the Conditional Payment and may be less than a comparable investment in the Basket Stocks.
■
Payments on the notes are subject to our credit risk, and the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	We are a finance subsidiary and, as such, will have limited assets and operations.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
■
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC: events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

■
The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the value of the Basket, BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-16. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our and BAC’s creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, BAC or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■
BAC and its affiliates’ hedging and trading activities (including trades in shares of the Basket Stocks) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■
The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

■	Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
■	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the Underlying Companies.
■
While BAC and our affiliates may from time to time own securities of the Underlying Companies, we, BAC and our other affiliates do not control any Underlying Company, and have not verified any disclosures made by any Underlying Company.

TS-6

Notes Linked to a Basket of Stocks, due February 26, 2018
■
The payment on the notes will not be adjusted for all corporate events that could affect a Basket Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-20 of product supplement STOCK-OL-1.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement STOCK-OL-1.

TS-7

Notes Linked to a Basket of Stocks, due February 26, 2018
The Basket
The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section entitled “The Basket Stocks” below.  Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-26 of product supplement STOCK-OL-1.
On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:
Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
Amazon.com, Inc.	AMZN	20.00%	819.71	0.02439887	20.00
Steel Dynamics, Inc.	STLD	20.00%	34.51	0.57954216	20.00
General Dynamics Corporation	GD	20.00%	183.14	0.10920607	20.00
JPMorgan Chase & Co.	JPM	20.00%	85.96	0.23266636	20.00
Frontier Communications Corporation	FTR	20.00%	3.30	6.06060606	20.00
				Starting Value	100.00
(1)	These were the Closing Market Prices of the Basket Stocks on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in “Description of the Notes—Basket Market Measures—Ending Value of the Basket” beginning on page PS-27 of product supplement STOCK-OL-1.

TS-8

Notes Linked to a Basket of Stocks, due February 26, 2018
While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2008 through the pricing date.  The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

TS-9

Notes Linked to a Basket of Stocks, due February 26, 2018
The Basket Stocks
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.
This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the price of its Basket Stock and therefore could affect your return on the notes.  The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.
The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through the pricing date.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

TS-10

Notes Linked to a Basket of Stocks, due February 26, 2018
Amazon.com, Inc.
Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. This Basket Stock trades on the NASDAQ Global Select Market under the symbol “AMZN.” The company’s CIK number is 1018724.
	High ($)	Low ($)
2008
First Quarter	96.25	62.43
Second Quarter	84.51	71.99
Third Quarter	88.09	63.35
Fourth Quarter	69.58	35.03
2009
First Quarter	75.58	48.44
Second Quarter	87.56	73.50
Third Quarter	93.85	75.63
Fourth Quarter	142.25	88.67
2010
First Quarter	136.55	116.00
Second Quarter	150.09	108.61
Third Quarter	160.73	109.14
Fourth Quarter	184.76	153.03
2011
First Quarter	191.25	160.97
Second Quarter	206.07	178.34
Third Quarter	241.69	177.79
Fourth Quarter	246.71	173.10
2012
First Quarter	205.44	175.93
Second Quarter	231.90	185.50
Third Quarter	261.68	215.36
Fourth Quarter	261.50	220.64
2013
First Quarter	283.99	253.39
Second Quarter	281.76	248.23
Third Quarter	318.12	280.93
Fourth Quarter	404.39	298.23
2014
First Quarter	407.05	336.52
Second Quarter	342.99	288.32
Third Quarter	360.84	307.06
Fourth Quarter	338.64	287.06
2015
First Quarter	387.83	286.95
Second Quarter	445.99	370.26
Third Quarter	548.39	429.70
Fourth Quarter	693.97	520.72
2016
First Quarter	636.99	482.07
Second Quarter	728.24	586.14
Third Quarter	837.31	725.68
Fourth Quarter	844.36	719.07
2017
First Quarter (through the pricing date)	839.95	753.67

TS-11

Notes Linked to a Basket of Stocks, due February 26, 2018
Steel Dynamics, Inc.
Steel Dynamics, Inc. owns and operates a flat-rolled steel mini-mill, as well as a cold mill.  The company is also constructing a plant for the manufacture of direct reduced iron.  The company’s customers include intermediate steel processors, steel service centers, and end users such as manufacturers of cold-rolled strip. This Basket Stock trades on the NASDAQ Global Select Market under the symbol “STLD.” The company’s CIK number is 1022671.
	High ($)	Low ($)
2008
First Quarter	35.27	23.02
Second Quarter	40.67	33.90
Third Quarter	38.09	16.06
Fourth Quarter	15.92	5.23
2009
First Quarter	13.79	6.90
Second Quarter	16.26	8.98
Third Quarter	17.88	12.94
Fourth Quarter	18.39	13.39
2010
First Quarter	20.19	14.75
Second Quarter	18.66	13.19
Third Quarter	15.14	13.03
Fourth Quarter	18.43	14.05
2011
First Quarter	20.46	17.67
Second Quarter	19.60	15.07
Third Quarter	16.55	9.92
Fourth Quarter	13.69	9.35
2012
First Quarter	16.48	14.03
Second Quarter	14.86	10.41
Third Quarter	13.45	11.23
Fourth Quarter	14.15	11.24
2013
First Quarter	16.09	14.25
Second Quarter	16.04	14.19
Third Quarter	17.40	15.09
Fourth Quarter	19.70	16.38
2014
First Quarter	19.22	15.83
Second Quarter	18.90	17.18
Third Quarter	24.95	17.86
Fourth Quarter	23.47	19.16
2015
First Quarter	20.40	16.93
Second Quarter	22.49	19.78
Third Quarter	21.67	16.69
Fourth Quarter	19.37	16.56
2016
First Quarter	22.83	15.86
Second Quarter	26.68	22.37
Third Quarter	27.98	23.24
Fourth Quarter	39.03	23.72
2017
First Quarter (through the pricing date)	37.99	33.47

TS-12

Notes Linked to a Basket of Stocks, due February 26, 2018
General Dynamics Corporation
General Dynamics Corporation is a defense company. The company offers products and services in business aviation; combat vehicles, weapons systems and munitions; shipbuilding design and construction; and information systems, technologies and services. This Basket Stock trades on the New York Stock Exchange under the symbol “GD.” The company’s CIK number is 40533.
	High ($)	Low ($)
2008
First Quarter	88.93	78.85
Second Quarter	94.60	82.90
Third Quarter	94.25	71.40
Fourth Quarter	72.00	48.54
2009
First Quarter	61.23	36.31
Second Quarter	60.46	42.19
Third Quarter	64.61	51.54
Fourth Quarter	70.66	62.55
2010
First Quarter	78.48	66.35
Second Quarter	78.67	58.56
Third Quarter	64.32	55.87
Fourth Quarter	71.10	61.75
2011
First Quarter	78.11	69.97
Second Quarter	77.42	69.37
Third Quarter	75.81	55.87
Fourth Quarter	66.92	55.67
2012
First Quarter	73.91	67.40
Second Quarter	74.09	61.96
Third Quarter	67.20	61.99
Fourth Quarter	70.40	62.13
2013
First Quarter	71.86	64.57
Second Quarter	79.12	65.99
Third Quarter	89.65	78.07
Fourth Quarter	95.55	84.28
2014
First Quarter	112.66	94.46
Second Quarter	120.89	104.99
Third Quarter	129.45	114.39
Fourth Quarter	145.36	117.85
2015
First Quarter	142.24	132.19
Second Quarter	145.99	131.27
Third Quarter	153.28	135.11
Fourth Quarter	150.78	136.71
2016
First Quarter	138.24	124.18
Second Quarter	145.71	130.84
Third Quarter	156.01	138.41
Fourth Quarter	178.67	149.60
2017
First Quarter (through the pricing date)	185.14	175.32

TS-13

Notes Linked to a Basket of Stocks, due February 26, 2018
JPMorgan Chase & Co.
JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking and home finance. The company serves business enterprises, institutions and individuals. This Basket Stock trades on the New York Stock Exchange under the symbol “JPM.” The company’s CIK number is 19617.
	High ($)	Low ($)
2008
First Quarter	48.25	36.48
Second Quarter	49.25	34.31
Third Quarter	48.24	31.02
Fourth Quarter	49.85	22.72
2009
First Quarter	31.35	15.90
Second Quarter	38.94	27.25
Third Quarter	46.47	32.27
Fourth Quarter	47.16	40.27
2010
First Quarter	45.02	37.70
Second Quarter	47.81	36.61
Third Quarter	41.64	35.63
Fourth Quarter	42.67	36.96
2011
First Quarter	48.00	43.40
Second Quarter	47.64	39.49
Third Quarter	42.29	29.27
Fourth Quarter	37.02	28.38
2012
First Quarter	46.27	34.91
Second Quarter	46.13	31.00
Third Quarter	41.57	33.90
Fourth Quarter	44.53	39.29
2013
First Quarter	51.00	44.57
Second Quarter	55.62	46.64
Third Quarter	56.67	50.32
Fourth Quarter	58.48	50.75
2014
First Quarter	61.07	54.31
Second Quarter	60.67	53.31
Third Quarter	61.63	55.56
Fourth Quarter	63.15	55.08
2015
First Quarter	62.49	54.38
Second Quarter	69.75	59.95
Third Quarter	70.08	59.84
Fourth Quarter	68.46	59.99
2016
First Quarter	63.73	53.07
Second Quarter	65.81	57.32
Third Quarter	67.50	59.55
Fourth Quarter	87.13	66.51
2017
First Quarter (through the pricing date)	87.23	83.30

TS-14

Notes Linked to a Basket of Stocks, due February 26, 2018
Frontier Communications Corporation
Frontier Communications Corporation provides communications services to residential and business customers in urban, suburban and rural communities in the United States. The company offers a variety of communications solutions services through its fiber-optic and copper networks, including video, high-speed internet, advanced voice and frontier secure digital protection. This Basket Stock trades on the NASDAQ Global Select Market under the symbol “FTR.” The company’s CIK number is 20520.
	High ($)	Low ($)
2008
First Quarter	12.84	9.75
Second Quarter	11.96	10.01
Third Quarter	12.94	11.14
Fourth Quarter	11.80	6.35
2009
First Quarter	8.87	5.32
Second Quarter	8.16	6.62
Third Quarter	7.60	6.43
Fourth Quarter	8.57	7.12
2010
First Quarter	8.02	7.23
Second Quarter	8.38	7.07
Third Quarter	8.30	6.96
Fourth Quarter	9.78	8.16
2011
First Quarter	9.84	7.68
Second Quarter	8.97	7.71
Third Quarter	8.23	6.09
Fourth Quarter	6.40	4.79
2012
First Quarter	5.37	3.81
Second Quarter	4.44	3.06
Third Quarter	5.15	3.59
Fourth Quarter	4.98	4.09
2013
First Quarter	4.68	3.71
Second Quarter	4.43	3.80
Third Quarter	4.76	3.91
Fourth Quarter	5.02	4.16
2014
First Quarter	5.74	4.40
Second Quarter	6.10	5.41
Third Quarter	7.24	5.62
Fourth Quarter	7.15	5.62
2015
First Quarter	8.46	6.36
Second Quarter	7.50	4.86
Third Quarter	5.64	4.19
Fourth Quarter	5.47	4.44
2016
First Quarter	5.85	3.81
Second Quarter	5.75	4.57
Third Quarter	5.22	4.07
Fourth Quarter	4.36	3.10
2017
First Quarter (through the pricing date)	3.75	3.27
TS-15

Notes Linked to a Basket of Stocks, due February 26, 2018
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket.  The related guarantee is BAC’s obligation. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Stocks, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds” on page PS-16 of product supplement STOCK-OL-1.
TS-16

Notes Linked to a Basket of Stocks, due February 26, 2018
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Basket.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 50 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.
■
The IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion (including the opinion of our counsel, Morrison & Foerster LLP) under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement STOCK-OL-1.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Note dated November 4, 2016 that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligations of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated August 23, 2016, which has been filed as an exhibit to the Registration Statement of BofA Finance and BAC relating to the notes and the related guarantees initially filed with the Securities and Exchange Commission on August 23, 2016.

TS-17

Notes Linked to a Basket of Stocks, due February 26, 2018
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents related to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
TS-18